Exhibit 3.1.34

CERTIFICATE OF LIMITED PARTNERSHIP

OF

CARRABBA’S MIDWEST-I, LIMITED PARTNERSHIP

THE UNDERSIGNED, as sole general partner of CARRABBA’S MIDWEST-I, LIMITED PARTNERSHIP (the “Limited Partnership”) hereby files this certificate pursuant to the provisions of the Kansas Revised Uniform Limited Partnership Act (the “Act”):

1. Name of Limited Partnership. The name of the limited partnership is “CARRABBA’S MIDWEST-I, LIMITED PARTNERSHIP.”

2. Purpose. The purpose for which the Limited Partnership is formed to engage in any lawful act or activity for which partnership may be formed under the laws of the State of Kansas.

3. Business Address of the Limited Partnership. The business address of the Limited Partnership is 2202 North West Shore Boulevard, 5th Floor, Tampa, Florida 33607.

4. Registered Office and Registered Agent. CORPORATION SERVICE COMPANY. is appointed as Agent for the Limited Partnership on whom process may be served as required by the Act, and the office designated as the office for service of process upon the Limited Partnership is c/o The Corporation Service Company., Suite 1108, 534 South Kansas Avenue, Topeka, Kansas 66603.

5. Name and Address of General Partner. The name and business address of the sole general partner of the Limited Partnership is CARRABBA’S MIDWEST, INC., a Kansas corporation, 2202 North West Shore Boulevard, 5th Floor, Tampa, Florida 33607.

6. Term of Limited Partnership. The latest date upon which the Limited Partnership shall dissolve is December 31, 2038.

Under penalties of perjury we declare that we have read the foregoing and know the contents thereof and that the facts stated herein are true and correct.

Dated this 2nd day of November, 1999.

CARRABBA’S MIDWEST, INC.
a Kansas corporation, sole General Partner

By:	/s/ Steven T. Shlemon
STEVEN T. SHLEMON, Vice President